Exhibit 2.1

DATED 14 JUNE	2017

(1)	COLIN PRICE AND OTHERS

(2)	HEIDRICK & STRUGGLES (UK) LIMITED

(3)	HEIDRICK & STRUGGLES INTERNATIONAL INC

EARN OUT BUYOUT AGREEMENT

THIS AGREEMENT is made on	14 June	2017

BETWEEN:

(1)	The Persons whose names and addresses are set out in Schedule 1 (the “Sellers” and each a “Seller”);

(2)	Heidrick & Struggles (UK) Limited, a company registered in England and Wales with registered address 40 Argyll Street, London, W1F 7EB, United Kingdom (the “Buyer”); and

(3)	Heidrick & Struggles International, Inc., a company registered in Delaware, USA with registered address 233 South Wacker Drive, Suite 4900, Chicago, Illinois 60606-6303, USA (“Holdco”),

together the “Parties” and each a “Party”.

BACKGROUND

(A)	The Parties entered into an agreement on 1 October 2015 (the “Share Purchase Agreement”) for the sale and purchase of the entire issued share capital of CoCompany Limited (company number 06960102).

(B)	The Parties subsequently entered into a Deed of Amendment on 25 August 2016 which amended certain provisions of the Share Purchase Agreement, including those governing the Earn Out Buyout.

(C)	The Share Purchase Agreement, as amended, permits the Buyer to buy out all of the Remaining Earn Out Amounts pursuant to a predetermined formula.

(D)	The Buyer is hereby exercising its right to buy out all of the Remaining Earn Out Amounts upon the terms and conditions set forth in the Share Purchase Agreement, as amended.

1.	DEFINITIONS AND INTERPRETATION

Words and expressions defined in the Share Purchase Agreement, as amended, shall have the same meanings where used in this Earn Out Buyout Agreement.

2.	BUY-OUT OF REMAINING EARN OUT AMOUNTS

2.1	Pursuant to Paragraph 2 of Schedule 5 of the Share Purchase Agreement, as amended, Buyer hereby gives notice to the Sellers of its intention to buy out all of the Remaining Earn Out Amounts at the Earn Out Buyout Price upon the terms and subject to the conditions of the Share Purchase Agreement, as amended.

2.2	The Parties acknowledge and agree that entering into this Earn Out Buyout Agreement constitutes a waiver of the 14-day notice requirement set forth in Paragraph 4 of Schedule 5 of the Share Purchase Agreement, as amended.

2.3	The Parties acknowledge and agree that the Earn Out Periods being bought out pursuant to this Earn Out Buyout Agreement are the Year 3 and Year 4 Earn Out Periods.

2.4	The Parties acknowledge and agree that pursuant to Paragraph 5 of Schedule 5 of the Share Purchase Agreement, as amended, the price for the Earn Out Buyout shall be calculated as follows:

Projected Fee Revenue x 6.75% x Remaining Earn Out Periods discounted on a per annum basis utilising the Earn Out Discount.

The Parties acknowledge and agree that this results in an aggregate Earn out Buyout of $2.3 million (the “Earn Out Buyout Amount”).

2.5	The payment of the Earn Out Buyout Amount shall be made on or before June 23, 2017 (the “Earn Out Buyout Date”).

2.6	The Sellers have provided Buyer the information regarding the portion of the aggregate Earn Out Buyout Amount that is to be paid to each individual Seller. Such amount is set forth next to the name of the respective Seller on Schedule 1 to this Earn Out Buyout Agreement. The Buyer shall have no duty in connection with the manner in which the Earn Out Buyout Amount is allocated among the Sellers or applied in any particular way.

2.7	At Sellers’ request, the Earn Out Buyout Amount shall be deposited in the bank accounts identified by each of the Sellers on Schedule 1 hereto.

2.8	Pursuant to Paragraph 6 of Schedule 5 of the Share Purchase Agreement, as amended, on the Earn Out Buyout Date, the Sellers agree that the Buyer shall have no further obligation to pay any Remaining Earn Out Amounts.

2.9	As of the Earn Out Buyout Date, each of the Sellers, individually, and for their respective successors and assigns, hereby release, discharge and hold harmless the Buyer from any and all known or unknown claims, liabilities, obligations, promises, causes of action and demands whatsoever, existing now or in the future, related to, concerning, or arising, directly or indirectly, out of any obligation with respect to the Remaining Earn Out Amounts.

3.	GOVERNING LAW AND JURISDICTION

This Earn Out Buyout Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation are governed by and construed in accordance with the law of England and Wales.

EXECUTED AND DELIVERED as a DEED on the date hereof.

SCHEDULE 1

NAME	ADDRESS	AMOUNT OF EARN OUT BUYOUT TO BE RECEIVED	BANK DETAILS

Tammy Ann Mitchell-Fisher	ALL ADDRESS INFORMATION INTENTIONALLY OMITTED	AMOUNT INFORMATION INTENTIONALLY OMITTED	ALL BANK DETAILS INFORMATION INTENTIONALLY OMITTED

Catherine Elizabeth Powell

Colin Price

Sharon Lee Toye

EXECUTED as a DEED	)
by HEIDRICK &	)
STRUGGLES (UK) LIMITED	)
)
acting by:	)	/s/ Catherine Baderman

Catherine Baderman, Director

/s/ Stephen W. Beard

Stephen W. Beard, Director and secretary

)
EXECUTED as a DEED	)
by HEIDRICK &	)
STRUGGLES INTERNATIONAL, INC.	) )
acting by:	)	/s/ Krishnan Rajagopalan
Krishnan Rajagopalan, Acting President and Chief Executive Officer

EXECUTED as a DEED	)
by TAMMY ANN	)
MITCHELL-FISHER	)
in the presence of:	)	/s/ T.A. Mitchell-Fisher

Witness signature:	)	/s/ Joanna Thomson

Witness name:		Joanna Thomson

Witness address:		Intentionally omitted

Witness occupation:		Executive Assistant

EXECUTED as a DEED	)
by CATHERINE	)
ELIZABETH POWELL	)
in the presence of:	)	/s/ Catherine E. Powell

Witness signature:	)	/s/ David Turnbull

Witness name:		David Turnbull

Witness address:		Intentionally omitted

Witness occupation:		Partner, Heidrick & Struggles

EXECUTED as a DEED	)
by COLIN PRICE	)
in the presence of:	)	/s/ Colin Price

Witness signature:	)	/s/ Heidi Fuller

Witness name:		Heidi Fuller

Witness address:		40 Argyll Street, London, W1F 7EB

Witness occupation:		Executive Assistant

EXECUTED as a DEED	)
by SHARON LEE TOYE	)
)
)
in the presence of:	)	/s/ Sharon Toye

Witness signature:	)	/s/ Rochelle Darby

Witness name:		Rochelle Darby

Witness address:		40 Argyll Street, London, W1F 7EB

Witness occupation:		Executive Assistant